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EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
TO THE BYLAWS
OF
VALENTIS, INC.
A Delaware corporation

        The undersigned, being the duly acting and appointed Secretary of Valentis, Inc., a Delaware corporation, hereby certifies that effective March 13, 2002, the Board of Directors of this corporation amended the Bylaws of this corporation as follows, effective as of the date set forth below:

        1.    Article XIII, Section 45 of the Bylaws is amended to read in its entirety as follows:

          "Section 45.    Amendments.    Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended by new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock; provided, however, that Section 48 of these Bylaws may be altered, amended, repealed or waived by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws; provided, however, that Section 48 of these Bylaws may only be altered, amended or repealed by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the Voting Stock."

        2.    The following provision is added to the Bylaws as Article XV, Section 48:

          "Section 48.    Restrictions on Stock Option Grants and Stock Issuances.    Unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders, the Company shall not:

            (1)  grant any stock option, including stock appreciation right, with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant;

            (2)  reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other program; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other program;

            (3)  sell or issue any security of the Company convertible, exercisable or exchangeable into shares of Common Stock, having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the Common Stock at the time of conversion, exercise or exchange of such security into Common Stock (except for appropriate adjustments made to give effect to any stock splits or stock dividends); or

            (4)  enter into (a) any equity line or similar agreement or arrangement; or (b) any agreement to sell Common Stock (or any security convertible, exercisable or exchangeable into shares of Common Stock (a "Common Stock Equivalent")) at a per share price (or with respect to a Common Stock Equivalent, at a conversion, exercise or exchange price, as the case may be (an "Equivalent Price")) that is fixed after the execution date of the agreement, whether or not based on any predetermined price-setting formula or calculation method. Notwithstanding the foregoing, however, a price protection clause shall be permitted in an agreement for sale of common stock or Common Stock Equivalent, if such clause provides for an adjustment to the price per share of common stock or, with respect to a Common Stock Equivalent, to the Equivalent Price (provided that such price or Equivalent Price is fixed on or before the execution date of the agreement (the "Fixed Price") in the event that the

    Company, during the period beginning on the date of the agreement and ending no later than 90 days after the closing date of the transaction, sells shares of Common Stock or Common Stock Equivalent to another investors at a price or Equivalent Price, as the case may be, below the Fixed Price.

Dated: August 1, 2002
/s/ ALAN C. MENDELSON Alan C. Mendelson, Secretary

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CERTIFICATE OF AMENDMENT TO THE BYLAWS OF VALENTIS, INC. A Delaware corporation